AMENDMENT

THIS AMENDMENT (“Amendment”) to the current Employment Agreement is made as of 12-5-17, by and between SKECHERS U.S.A., INC. (the “Company”) and MICHAEL GREENBERG (“Employee”).

RECITALS

A. Employee currently is employed by the Company as its President.

B. The Company and Employee currently are parties to an Employment Agreement, effective as of January 1, 2015 (“Employment Agreement”), which sets forth their respective obligations and responsibilities in connection with the employment relationship.

C. The Company and Employee wish to amend the Employment Agreement by changing the end of the term of the Employment Agreement to December 31, 2021, and by adding or modifying certain provisions.

In consideration of the mutual covenants contained herein, Employee and the Company agree as follows (Unless otherwise specified, all references in this Amendment are to Sections of the Employment Agreement):

1. Section 3 is amended to change the stated ending date of the term of employment of Employee by the Company under the Employment Agreement from December 31, 2018 to December 31, 2021.

2. A new Section 4.8 is added to the Employment Agreement, as follows:

“Company Airplane. Employee will be entitle to reasonable use of the Company’s private airplane, subject to availability determined by the Company’s business needs and the ranking of Company employees who are entitled to use the airplane. Use of the airplane solely for business purposes will not be treated as compensation to Employee. Use of the airplane with a guest or for other personal matters will be treated as compensation to Employee, and will be reported on an IRS W-2 Form issued to Employee. The Compensation Committee of the Company’s Board of Directors will have sole discretion (i) to determine whether or not Employee’s use of the airplane will be treated as compensation to Employee, (ii) to determine the amount of compensation that will be attributed to Employee, in accordance with IRS regulations, and (iii) to put limitations on Employee’s use of the airplane for purposes treated as compensation to Employee.”

3. A new Section 4.9 is added to the Employment Agreement, as follows:

“Financial Planning/Tax Preparation. Subject to the approval of the Compensation Committee of the Company’s Board of Directors on an annual basis and in its sole discretion, the Company will reimburse Employee for the costs that he incurs in obtaining financial planning and tax preparation services. The reimbursement will be treated as compensation to Employee, and will be reported on an IRS W-2 Form issued to Employee.”

4. Section 6.5 is amended to read as follows:

“Voluntary Termination Without Good Reason . Employee may voluntarily terminate this Agreement and Employee’s employment with the Company without “Good Reason” as defined in Section 6.6, below, upon providing one hundred twenty (120) days written notice of such termination to the Company, provided, however, that the Company may waive any part or all of the notice period and accelerate the date of termination accordingly, in its sole and absolute discretion.”

5. Section 7.2(c) is amended by splitting it into the following two Sections 7.2(c) and (d), and renumbering current Sections 7.2(d), (e) and (f) to Sections 7.2(e), (f) and (g):

“(c) If Employee’s employment is voluntarily terminated by Employee without Good Reason, the 120th day following delivery of the notice of termination by Employee to the Company, unless the Company accelerates the date of termination as specified in Section 6.5, in which event the date of termination will be the accelerated date specified by the Company;”

“(d) If Employee’s employment is terminated by the Company for Cause, the date on which the notice of termination is delivered by the Company to Employee;”

6. The phrase “the four year Term” in the second sentence of the first paragraph of Section 8.3, and in the second sentence in the second paragraph of Section 8.4, is amended to read “the Term.”

7. Section 8.5 is amended to read as follows:

“Single Trigger Event. The provisions for payments contained in this Section 8 may be triggered only once during the term of this Agreement, so that, for example, should Employee be terminated because of a Disability and should there thereafter be a Change in Control, then Employee would be entitled to be paid only under Section 8.1 and not under Section 8.4, as well. In addition, Employee shall not be entitled to receive severance benefits of any kind from any parent, wholly owned subsidiary or other affiliated entity of the Company if those severance benefits would be received in connection with the same event or series of events as to which the payments provided for in Section 8.3 or Section 8.4 have been triggered.”

8. The following Section 9.7 is added, and current Section 9.7 is renumbered to Section 9.8:

“Immunity Provisions. Employee and the Company expressly recognize the immunity provisions of the Defense of Trade Secrets Act that provide that (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.”

9. Section 23 is amended to read as follows:

“Arbitration. To the extent not resolved through mediation as provided in Section 22, and except for claims that may not be included in this arbitration agreement as a matter of law (e.g., unemployment and workers’ compensation claims), all claims, disputes and other matters in question arising out of or relating to this Agreement, the Employee’s employment with the Company, any termination of the Employee’s employment, the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any common law claims and any state or federal statutory claims, both claims the Employee may have against the Company (and claims against the Company’s current, former or future parents, subsidiaries, affiliates, directors, shareholders, officers, employees, members, successors, agents and assigns) and claims the Company may have against the Employee, shall be resolved by binding arbitration in Los Angeles, California, before a sole, neutral arbitrator (the “Arbitrator”) mutually selected by the parties from Judicial Arbitration and Mediation Services (“JAMS”) in accordance with the Employment Arbitration Rules and Procedures (“Rules”) of JAMS then in effect. The Rules may be found on JAMS’ website at www.jamsadr.com.  The parties acknowledge and agree that that the arbitration and this agreement to arbitrate will be governed by the Federal Arbitration Act, and that the Company’s business and the nature of the Employee’s employment affects interstate commerce.  Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by common law and applicable state or federal statutes, and any and all remedies that would otherwise be available to the Employee and the Company in a court action.  The parties will be permitted to engage in sufficient discovery to allow the parties to gather necessary evidence to prove their claims and present their defenses.  The prevailing party shall be entitled to such reasonable attorneys’ fees, costs and expenses as may be fixed by the arbitrator, including, without limitation, the costs and fees charged by the arbitrator and JAMS, in accordance with the provisions of applicable law. However, if either party prevails on a statutory claim that affords attorneys’ fees to the prevailing party, the arbitrator may award reasonable fees to the prevailing party in accordance with applicable law. Subject to the arbitrator’s ruling, the Company shall pay filing fees related to the arbitration and the arbitrator’s fees and costs. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be final and binding on both parties, subject to any appeal rights provided by law, and may be enforced by any court of competent jurisdiction.

10. Section A of the RECITALS in Attachment “A” to the Employment Agreement is amended to read as follows:

“Employee and the Company have entered into an Employment Agreement dated as of January 1, 2015, and amended by an Amendment dated as of [Date] (the “Agreement”).”

11. The second paragraph of the MISCELLANEOUS section of Attachment “A” to the Employment Agreement is amended to read as follows:

“Employee and the Company acknowledge and agree that (i) Employee has twenty-one (21) days from his receipt of this Waiver Agreement in which to consider its terms (including, without limitation, Employee’s release and waiver of any and all claims under the Age Discrimination in Employment Act) before executing it, although Employee may execute this Waiver Agreement earlier if he chooses (but not earlier than his employment termination date), (ii) Employee will have seven (7) days after his execution of this Waiver Agreement in which to revoke this Waiver Agreement (including, without limitation, Employee’s release and waiver of any and all claims under the Age Discrimination in Employment Act), in which event a written notice of revocation must be received by the Chief Executive Officer of the Company before the expiration of this seven (7) day revocation period, and (iii) this Waiver Agreement will not become effective and enforceable until this seven (7) day period has expired without revocation by Employee.”

12. The underlined penultimate paragraph of Attachment “A” to the Employment Agreement is deleted in its entirety.

13. In all other respects, and with the modifications contained in this Amendment, the Employment Agreement and its provisions remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of the date and year first above written.

“Employee” MICHAEL GREENBERG /s/ MICHAEL GREENBERG	“Company” SKECHERS U.S.A., INC. By: /s/ ROBERT GREENBERG

MICHAEL GREENBERG Dated: 12-5-17	Dated: Dec 5th, 2017